DRI/CNG COMPANIES RELATIVE REGIONAL SIZE ANALYSIS

Introduction

         The attached statistical analysis has been prepared at the request of the Staff of the Securities and Exchange Commission (the "SEC") with responsibility for administering the Public Utility Holding Company Act of 1935 (the "1935 Act") in connection with their review of the merger of Dominion Resources, Inc. and Consolidated Natural Gas Company and related transactions under the 1935 Act, and for no other purpose. The assumptions, which are set forth below, and which are reflected in the analysis with respect to the characterization of the region in which the combined DRI/CNG Companies will operate reflect SEC practice under the 1935 Act in analyzing other utility merger transactions under the 1935 Act and are not intended to be utilized for any other purpose.

Assumptions

1. The region in which the combined DRI/CNG Companies will operate has been defined to include: (a) the States in which the regulated utility subsidiaries of DRI and CNG presently operate (which includes Virginia, North Carolina, Ohio, Pennsylvania and West Virginia) plus (b) all States in which any utility operates if such utility is part of an integrated electric utility system which has an actual electric interconnection with Virginia Power (which includes Maryland, Delaware, Pennsylvania, New Jersey, the District of Columbia, Indiana, Kentucky, Michigan, South Carolina and Tennessee in addition to the States in which the DRI/CNG Companies presently operate) (the "Neighboring States") plus (c) all States which are one wheel away from any of the Neighboring States (which adds Alabama, Georgia, Mississippi, Illinois and New York).

2. The regional definition is sensible in an era of restructuring and competition in which DRI/CNG's neighbors are also its competitors (i.e., both DRI/CNG and its immediate neighbors will compete for each other's customers) and in which DRI/CNG's neighbors' neighbors are also competitors (i.e., both DRI/CNG and its neighbors' neighbors will compete for DRI/CNG's neighbors' customers).

3. The aggregate relative size analysis does not reflect the possible divestiture of Virginia Natural Gas as contemplated by the August 9, 1999 Stipulation with the Virginia State Corporation Commission Staff which would have no effect on the size of the region (as Virginia would be included within the region in any event) but would result in a decrease in the relative size of the DRI/CNG Companies within the region.

                                                       ELECTRIC   NO. GAS     ELECTRIC                       GAS           TOTAL GAS
                                 RETAIL CUSTOMERS     TRANS. LIN   TRANS.      SALES        GAS SALES    TRANSPORTED         SALES
                                ELECTRIC       GAS     (MILES)     MILES       (MWH)          (Mcf)         (Mcf)            (Mcf)
                              ------------------------------------------------------------------------------------------------------
Dominion/CNG Companies:

  Virginia Power              1,977,248                 5,050               79,787,099

  East Ohio Gas                            1,187,844              1,305                   192,178,022    116,114,372     308,292,394

  Peoples Gas                                269,620              5,510                    39,690,461     37,818,257      77,508,718

  Virginia Natural Gas                       208,332                 80                    24,814,316     25,149,611      49,963,927

  Hope Gas                                   119,719                 23                    15,207,807     15,557,205      30,765,012

Total Dominion/CNG Companies   1,977,248   1,785,515    5,050     6,919     79,787,099    271,890,606    194,639,445     466,530,051

Total Market Data             57,022,418  25,276,169  151,778   118,322  2,292,939,138  3,948,343,536  7,653,373,748  11,601,717,284

Dominion/CNG Market Share          3.47%       7.06%    3.33%     5.85%          3.48%          6.89%          2.54%           4.02%

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

                                    NET              NET            NET                           NET            NET         PEAK
                               UTILITY PLANT      ELECTRIC          GAS       GROSS UTILITY     UTILITY        UTILITY       GEN.
                                    ($)           PLANT ($)      PLANT ($)      REV. ($)        EXP. ($)       REV. ($)    CAP. (MW)
                              ------------------------------------------------------------------------------------------------------
Dominion/CNG Companies:

   Virginia Power               9,214,529,263   9,099,733,800                  4,627,617,395  1,959,911,425  2,667,705,970  13,390

   East Ohio Gas                  848,269,000               0    848,269,000   1,200,493,000    800,695,000    399,798,000       0

   Peoples Gas                    453,007,000               0     45,300,700     329,329,000    184,174,000    145,155,000       0

   Virginia Natural Gas           366,640,000               0    366,640,000     209,691,000    116,764,000     92,927,000       0

   Hope Gas                       110,090,000               0    110,090,000     108,333,000     57,211,000     51,122,000       0

Total Dominion/CNG Companies   10,992,535,263   9,099,733,800  1,370,299,700   6,475,463,395  3,118,755,425  3,356,707,970  13,390

Total Market Data             282,648,420,442 256,734,558,517 26,218,235,868 146,647,145,477 55,611,479,453 89,862,051,847 346,437

Dominion/CNG Market Share               3.89%           3.54%          5.23%           4.42%          5.61%          3.74%   3.87%

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

                                       NET          PEAK      GAS SYSTEM      NUMBER OF
                                       GEN.         LOAD       CAPACITY      COMBINATION
                                      (MWh)         (MW)       (MCF/DAY)      UTILITIES
                                -----------------------------------------------------------
Dominion/CNG Companies:

   Virginia Power                  57,408,421      14,537

   East Ohio Gas                            0           0        849,982

   Peoples Gas                              0           0        235,720

   Virginia Natural Gas                     0           0        251,000

   Hope Gas                                 0           0         92,200

Total Dominion/CNG Companies       57,408,421      14,537      1,428,902

Total Market Data               1,583,173,157     393,027     28,331,371            122

Dominion/CNG Market Share               3.63%       3.70%          5.04%

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